Registration Statement No.333-285508
Filed Pursuant to Rule 433

Subject to Completion, dated September 24, 2026
Pricing Supplement to the Prospectus dated March 25, 2025,
the Prospectus Supplement dated March 25, 2025 and the Product Supplement dated March 25, 2025

US$ [ ]
Senior Medium-Term Notes, Series K
Autocallable Barrier Notes with Step Up Call Amount due October 18, 2032
Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index and the Dow Jones Industrial Average®

•	The notes are designed for investors who are willing to forego interest payments and are seeking a return equal to the applicable Call Amount (as set forth herein under “Key Terms of the Notes”), which represents a return equal to approximately 9.70% per annum, if the closing level of each of the S&P 500® Index and the Russell 2000® Index and the Dow Jones Industrial Average® (each, a "Reference Asset" and, collectively, the "Reference Assets") on any quarterly Observation Date beginning in April 2028 is greater than or equal to 90% of its Initial Level (the “Call Level”). Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in any increase in the level of the Reference Assets, be willing to forego any interest and be willing to lose some or all of their principal at maturity.
•	Beginning on April 12, 2028, if on any Observation Date, the closing level of each Reference Asset is greater than or equal to its Call Level, the notes will be automatically redeemed. On the corresponding settlement date (the “Call Settlement Date"), investors will receive their principal amount plus the Call Amount corresponding to the applicable Observation Date. After the notes are redeemed, investors will not receive any additional payments in respect of the notes.
•	The notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of each Reference Asset and whether the Final Level of any Reference Asset has declined from its Initial Level to below its Trigger Level on the Valuation Date (a “Trigger Event”), as described below.
•	If the notes are not automatically redeemed and a Trigger Event has occurred, investors will lose 1% of the principal amount for each 1% decrease in the level of the Least Performing Reference Asset (as defined below) from its Initial Level to its Final Level. In such a case, you will receive a cash amount at maturity that is less than the principal amount.
•	Investing in the notes is not equivalent to a hypothetical direct investment in the Reference Assets.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:1

Pricing Date:	October 09, 2026	Valuation Date:	October 13, 2032
Settlement Date:	October 16, 2026	Maturity Date:	October 18, 2032

1Expected. See “Key Terms of the Notes” below for additional details.

Specific Terms of the Notes:

Autocallable Number	Reference Assets	Ticker Symbol	Initial Level	Call Amounts	Call Level	Trigger Level	CUSIP	Principal Amount	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
7414	The S&P 500® Index	SPX	[ ]	As set forth on page 2 herein. The Call Amounts represent a return of approximately 9.70% per annum.	[ ], 90.00% of its Initial Level	[ ], 75.00% of its Initial Level	06376MKF0	[ ]	100%	0.00% [ ]	100.00% [ ]
	The Russell 2000® Index	RTY	[ ]		[ ], 90.00% of its Initial Level	[ ], 75.00% of its Initial Level
	The Dow Jones Industrial Average®	INDU	[ ]		[ ], 90.00% of its Initial Level	[ ], 75.00% of its Initial Level

1 We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes. Selected dealers will receive a structuring fee of up to $6.50 from us or one of our affiliates for each note. The costs included in the “Price to Public” above will also include fees paid to one or more electronic platforms for providing certain electronic platform services with respect to this offering, where selected dealers implement or utilize such providers.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-6 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $987.00 per $1,000 in principal amount. The estimated initial value of the notes on the Pricing Date may differ from this value but will not be less than $940.00 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Assets:	The S&P 500® Index (ticker symbol "SPX") and the Russell 2000® Index (ticker symbol "RTY") and the Dow Jones Industrial Average® (ticker symbol "INDU") . See "The Reference Assets" below for additional information.

Automatic Redemption:	Beginning on April 12, 2028, if on any Observation Date, the closing level of each Reference Asset is greater than or equal to its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the notes.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their principal amount plus the applicable Call Amount.

Observation Dates, Call	Observation Dates	Call Amounts (per note)	Potential Call Settlement Dates
Settlement Dates and Call	April 12, 2028	$145.50	April 18, 2028
Amounts:[1,2]	July 13, 2028	$169.75	July 18, 2028
	October 13, 2028	$194.00	October 18, 2028
	January 12, 2029	$218.25	January 18, 2029
	April 13, 2029	$242.50	April 18, 2029
	July 13, 2029	$266.75	July 18, 2029
	October 15, 2029	$291.00	October 18, 2029
	January 15, 2030	$315.25	January 18, 2030
	April 15, 2030	$339.50	April 18, 2030
	July 15, 2030	$363.75	July 18, 2030
	October 15, 2030	$388.00	October 18, 2030
	January 15, 2031	$412.25	January 21, 2031
	April 15, 2031	$436.50	April 18, 2031
	July 15, 2031	$460.75	July 18, 2031
	October 15, 2031	$485.00	October 20, 2031
	January 14, 2032	$509.25	January 20, 2032
	April 14, 2032	$533.50	April 19, 2032
	July 14, 2032	$557.75	July 19, 2032
	Valuation Date	$582.00	Maturity Date

The Call Amounts represent a return of approximately 9.70% per annum.

Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Assets.

You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred.

If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to:

$1,000 + ($1,000 x Percentage Change of the Least Performing Reference Asset)

This amount will be less than the principal amount of your notes, and may be zero.

Trigger Event:[2]	A Trigger Event will be deemed to occur if the Final Level of any Reference Asset is less than its Trigger Level on the Valuation Date.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.

Percentage Change:	With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	With respect to each Reference Asset, the closing level of that Reference Asset on the Pricing Date.

Trigger Level:[2]	With respect to each Reference Asset, 75.00% of its Initial Level.

Call Level:[2]	With respect to each Reference Asset, 90.00% of its Initial Level.

Final Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.

Pricing Date:[1]	October 09, 2026

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Settlement Date:[1]	October 16, 2026

Valuation Date:[1]	October 13, 2032

Maturity Date:[1]	October 18, 2032

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Expected and subject to the occurrence of a market disruption event, as described in the accompanying product supplement. If we make any change to the expected Pricing Date and Settlement Date, the Observation Dates, potential Call Settlement Dates, Valuation Date and Maturity Date will be changed so that the stated term of the notes remains approximately the same.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Adjustments to a Reference Asset that Is an Index” in the product supplement for additional information.

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Additional Terms of the Notes

You should read this document together with the product supplement dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000121465925004745/o324252424b2.htm

Prospectus supplement dated March 25, 2025 and prospectus dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC's website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of each Reference Asset and whether a Trigger Event has occurred. If the Final Level of any Reference Asset is less than its Trigger Level, a Trigger Event will occur, and you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be zero. Accordingly, you could lose your entire investment in the notes.
•	Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of each Reference Asset on any Observation Date is greater than or equal to its Call Level. Following an automatic redemption, you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
•	Your return on the notes is limited to the potential Call Amount regardless of any increase in the level of any Reference Asset. — You will not receive a payment with a value greater than your principal amount plus the applicable Call Amount, even if the Final Level of one or more Reference Assets exceeds its Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Call Amounts.
•	Your return on the notes will be determined solely by reference to the least performing Reference Asset, even if any other Reference Assets perform better. - The notes will only be automatically redeemed if the closing level of each Reference Asset on the applicable Observation Date exceeds the applicable Call Level, even if the levels of any other Reference Assets have increased significantly. Similarly, if a Trigger Event occurs with respect to any Reference Asset and the Final Level of any Reference Asset is less than its Initial Level, your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the levels of any other Reference Assets have increased over the term of the notes, or have experienced a decline that is less than that of the Least Performing Reference Asset, your return at maturity will only be determined by reference to the performance of the Least Performing Reference Asset if a Trigger Event occurs.
•	The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. — Whether the notes will be automatically redeemed and the payment at maturity if a Trigger Event occurs, will be determined only by reference to the performance of the least performing Reference Asset as of the applicable Observation Date and/or Valuation Date, regardless of the performance of any other Reference Assets. The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, a decrease of the level of one basket component could be mitigated by the increase of the level of the other basket components, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset will not be combined, and the performance of one Reference Asset will not be mitigated by any positive performance of any other Reference Assets. Instead, whether your notes will be automatically redeemed will depend on the level of each Reference Asset on each Observation Date, and your return at maturity will depend solely on the Final Level of the Least Performing Reference Asset if a Trigger Event occurs.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for fixed interest payments. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
•	Higher Call Amounts or lower Trigger Levels may reflect greater expected volatility of the Reference Assets, and greater expected volatility generally indicates an increased risk of loss at maturity. — The economic terms for the notes, including the Call Amounts, Call Levels and Trigger Levels, are based, in part, on the expected volatility of the Reference Assets at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of a Reference Asset. The greater the expected volatility of the Reference Assets as of the Pricing Date, the greater the expectation is as of that date that a Trigger Event could occur and, as a consequence, an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in higher potential Call Amounts than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower Trigger Levels than those terms on otherwise comparable securities. Therefore, relatively higher potential Call Amounts may indicate an increased risk of loss. Further, relatively lower Trigger Levels may not necessarily indicate that the notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Reference Assets and the potential to lose a significant portion or all of your initial investment.

Risks Related to the Reference Assets

•	Owning the notes is not the same as a hypothetical direct investment in the Reference Assets or a security directly linked to the Reference Assets. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Assets or a security directly linked to the performance of the Reference Assets and held that investment for a similar period. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the levels of the Reference Assets increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Reference Assets increase. In addition, any dividends or other distributions paid on a Reference Asset will not be reflected in the amount payable on the notes.

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•	You will not have any shareholder rights and will have no right to receive any shares of any company included in a Reference Asset at maturity. — Investing in your notes will not make you a holder of any securities included in the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to such underlying securities.
•	We have no affiliation with any index sponsor and will not be responsible for any index sponsor's actions. — The sponsors of the Reference Assets are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the levels of the Reference Assets or the prices of the securities included in the Reference Assets. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Assets or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Assets at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely on the views expressed by our affiliates. Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Relating to the Russell 2000® Index

•	An investment in the notes is subject to risks associated in investing in stocks with a small market capitalization. — The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of securities included in a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Assets and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.
•	Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page hereof.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is, and our estimated value as determined on the Pricing Date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Assets, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

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•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling securities included in the Reference Assets, futures or options relating to the Reference Assets or securities included in the Reference Assets or other derivative instruments with returns linked or related to changes in the performance on the Reference Assets or securities included in the Reference Assets. We or our affiliates may also trade in the securities included in the Reference Assets or instruments related to the Reference Assets or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the levels of the Reference Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.
•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payments for a $1,000 Investment in the Notes

The following examples illustrate the hypothetical payments on a note upon an automatic call or at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Trigger Level of 75.00 (75.00% of the hypothetical Initial Level), a hypothetical Call Level of 90.00 (90.00% of the hypothetical Initial Level), hypothetical Call Amounts representing a return of approximately 9.70% per annum, a range of hypothetical closing levels and the effect on the payment of the notes.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive will depend upon the levels of the Reference Assets on the Observation Dates and on the Valuation Date.

Hypothetical Examples of Amounts Payable Upon an Automatic Call – The following hypothetical examples illustrate how hypothetical payments are calculated upon an automatic call.

Example 1: The closing level of the Least Performing Reference Asset increases by 10.00% from the Initial Level to a closing level of 110.00 on the first Observation Date. Because the closing level of each Reference Asset on the first Observation Date is greater than its Call Level, the investor receives on the first Call Settlement Date a cash payment of $1,145.50, representing the principal amount plus the corresponding hypothetical Call Amount. After the notes are called, they will no longer remain outstanding and there will be no further payments on the notes.

Example 2: The closing level of the Least Performing Reference Asset decreases by 25.00% from the Initial Level to a closing level of 75.00 on the first Observation Date, but the closing level of the Least Performing Reference Asset increases by 10.00% from the Initial Level to a closing level of 110.00 on the second Observation Date. Because the notes are not called on the first Observation Date and the closing level of each Reference Asset on the second Observation Date is greater than its Call Level, the investor receives on the second Call Settlement Date a cash payment of $1,169.75, representing the principal amount plus the corresponding hypothetical Call Amount. After the notes are called, they will no longer remain outstanding and there will be no further payments on the notes.

Example 3: The notes are not called on any of the Observation Dates prior to the final Observation Date, and the closing level of the Least Performing Reference Asset increases by 20.00% from the Initial Level to a closing level of 120.00 on the Valuation Date. Because the notes are not called on any of the preceding Observation Dates and the closing level of each Reference Asset on the Valuation Date is greater than its Call Level, the investor receives on the maturity date a cash payment of $1,582.00, representing the principal amount plus the corresponding hypothetical Call Amount.

Hypothetical Examples of Amounts Payable at Maturity – The following hypothetical examples illustrate how hypothetical payments at maturity are calculated, assuming the notes have not been automatically called.

Example 4: The closing level of the Least Performing Reference Asset decreases by 23.00% from the Initial Level to its Final Level of 77.00 on the Valuation Date. The notes are not called on any Observation Date because the closing level of at least one Reference Asset is below its Call Level on each Observation Date (including the Valuation Date). Because the Final Level of the Least Performing Reference Asset is less than its Initial Level but is greater than its Trigger Level, the investor receives at maturity, a cash payment of $1,000 per note, despite the decline in the closing level of the Least Performing Reference Asset.

Example 5: The closing level of the Least Performing Reference Asset decreases by 85.00% from the Initial Level to its Final Level of 15.00 on the Valuation Date, which is less than its Trigger Level. The notes are not called on any Observation Date because the closing level of at least one Reference Asset is below its Call Level on each Observation Date (including the Valuation Date). Because the Final Level of the Least Performing Reference Asset is less than its Initial Level as well as its Trigger Level, the investor receives at maturity, a cash payment of $150.00 per note, calculated as follows:

Principal Amount + [Principal Amount × Percentage Change of the Least Performing Reference Asset]

= $1,000 + [$1,000 x -85.00%] = $1,000 - $850.00 = $150.00

The payments shown above are entirely hypothetical; they are based on levels of the Reference Assets that may not be achieved and on assumptions that may prove to be erroneous. The actual market value of your notes at maturity or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the notes or on an investment in the securities included in any Reference Asset.

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the accompanying product supplement under "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as an Investment Unit Consisting of Debt Portions and Put Options, as a Pre-Paid Contingent Income-Bearing Derivative Contract, or as a Pre-Paid Derivative Contract—Notes Treated as Pre-Paid Derivative Contracts," which applies to the notes, except the following disclosure which supplements, and to the extent inconsistent supersedes, the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on "dividend equivalent" payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are "delta-one" instruments. Based on our determination that the notes are not delta-one instruments, non-United States holders (as defined in the product supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes. Selected dealers will receive a structuring fee of up to $6.50 from us or one of our affiliates for each note.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of the hedging profit that we or our affiliates expect to realize over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

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Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA") for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date will be determined based on the market conditions on the Pricing Date.

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The Reference Assets

All disclosures contained in this pricing supplement regarding the Reference Assets, including, without limitation, their make-up, method of calculation, and changes in their components and their historical closing levels, have been derived from publicly available information prepared by the applicable sponsors. The information reflects the policies of, and is subject to change by, the sponsors. The sponsors own the copyrights and all rights to the Reference Assets. The sponsors are under no obligation to continue to publish, and may discontinue publication of, the Reference Assets. Neither we nor BMO Capital Markets Corp. accepts any responsibility for the calculation, maintenance or publication of any Reference Asset or any successor. We encourage you to review recent levels of the Reference Assets prior to making an investment decision with respect to the notes.

The S&P 500® Index

The S&P 500® Index (the “SPX”) includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide a performance benchmark for large-cap, U.S. domiciled equity markets. The 500 companies that are chosen for inclusion in the SPX are selected with an aim of achieving a distribution by broad industry groupings that approximates the distribution of such groupings in the common stock population of the large-cap U.S.-domiciled equity market.

The SPX is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”) and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com (the “SPX websites”). We are not incorporating by reference the websites mentioned in the preceding sentence or any material included thereon in this document.

The level of the S&P 500® Index is published on Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “SPX.”

Constituents

S&P intends for the SPX to provide a performance benchmark for the large-cap U.S. domiciled equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of an index committee (the “S&P Index Committee”).

Certain types of organizational structures and securities are always excluded from the SPX, including, but not limited to, business development companies (BDCs), limited partnerships, limited liability companies (LLCs), closed-end funds, ETFs, ETNs, preferred stock and convertible preferred stock, convertible bonds, investment trusts and American depositary receipts (ADRs). Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining SPX continuity.

Calculation and Maintenance

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX on any day for which an index level is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the SPX times the number of shares of such stock included in the SPX, and the denominator of which is the index divisor. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the SPX.

The “index divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all index stocks relative to the SPX’s base period of 1941-1943.

In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company by excluding all shareholdings of officers, directors and other related individuals whose holdings are publicly disclosed and all shareholdings with a position greater than 5% of the outstanding shares of a company (other than the holdings of certain “passive” holders), from the float-adjusted share count.

S&P calculates an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic shareholders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines were included separately in the SPX, subject to such share class line satisfying the SPX’s liquidity and float criteria and subject to certain exceptions. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure.

The SPX maintenance process involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. Additional information regarding changes to the SPX that may result from corporate actions is available in the relevant methodology on the SPX websites.

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The methodology also provides information on what adjustments, if any, will be made for unexpected exchange closures or trading halts, including halts affecting an individual constituent while markets generally remain open.

The S&P Index Committee serves as the index governance body and oversees the design, maintenance, and publication of the SPX. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.

License Agreement

We and S&P Dow Jones Indices LLC (“S&P”) have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the S&P 500® Index, in connection with certain securities, including the notes. The S&P 500® Index is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard and Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the S&P 500® Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Bank of Montreal. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. The notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the notes.

The Russell 2000® Index

The Russell 2000® Index (the “RTY”) is intended to measure the composite price performance of stocks of 2,000 companies determined to be part of the U.S. equity market. The RTY consists of the smallest 2,000 companies, by market capitalization, that are included in the Russell 3000® Index, which itself is composed of the 3,000 largest U.S. companies as determined by market capitalization that are traded on a major U.S. exchange. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.

The RTY is calculated, published and disseminated by FTSE Russell, which is a trading name of FTSE International Limited, Frank Russell Company, FTSE Global Debt Capital Markets Limited (and its subsidiary FTSE Global Debt Capital Markets Inc), FTSE Fixed Income LLC, FTSE (Beijing) Consulting Limited and FTSE EU SAS (together, “FTSE Russell”). The RTY is a subset of the Russell U.S. indices. Additional information is available at lseg.com/en/ftse-russell/indices/russell-us (the “RTY website”). We are not incorporating by reference the website mentioned in the preceding sentence or any material included thereon in this document.

The level of the RTY is published on Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “RTY”.

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Constituents

Members of the RTY are determined each year during semiannual reconstitution and enhanced quarterly with the addition of initial public offerings (IPOs).

All companies that are determined to be part of the U.S. equity market under FTSE Russell’s country-assignment methodology are included in the Russell U.S. indices and all securities eligible for inclusion in Russell U.S. indices must trade on an eligible U.S. exchange. The eligible U.S. exchanges are: CBOE, NYSE, NYSE American, NASDAQ and ARCA.

Certain securities, including but not limited to, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, and trust receipts are not included in the Russell U.S. Indices. Certain types of issuers, including but not limited to, business development companies, exchange traded funds, mutual funds, limited liability companies, closed-end investment companies, blank-check companies, special-purpose acquisition companies and limited partnerships, are also not eligible for inclusion.

Russell U.S. indices are reconstituted semiannually. On the rank day in May and October of each year, all eligible securities are ranked by their total market capitalization. Reconstitution then occurs on the fourth Friday in June and the second Friday in December, and a full calendar for reconstitution is published each spring. Eligible IPOs are added to the Russell U.S. indices quarterly.

Calculation and Maintenance

After membership is determined, a security’s shares are adjusted to include only those shares available to the public, which is often referred to as “free float.” The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Russell U.S. indices by their available (also called “float-adjusted”) market capitalization, which is calculated by multiplying the primary closing price by the available shares. Adjustments to shares are reviewed at reconstitution, during quarterly update cycles and for corporate actions such as mergers.

Certain types of shares are considered restricted and removed from total market capitalization to arrive at free float or available market capitalization, such as shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments), shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated, and shares with high shareholding concentration, etc.

FTSE Russell adjusts the RTY in response to certain corporate actions and events, both to reflect the evolution of securities and to ensure that the indexes remain representative of the U.S. equity market. A company’s membership and its weight in the RTY can be impacted by these corporate actions. Additional information regarding changes to the RTY that may result from corporate actions is available in the relevant methodology on the RTY website.

The methodology also provides information on what adjustments, if any, will be made for unexpected exchange closures or trading halts, including halts affecting an individual constituent while markets generally remain open.

FTSE Russell reviews the methodology of the RTY on a yearly basis. The FTSE Russell index governance board may consider the feedback from market consultations before granting approval of significant changes.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. FTSE Russell's publication of the Russell 2000® Index in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. FTSE Russell's only relationship to the Issuer is the licensing of certain trademarks and trade names of FTSE Russell and of the Russell 2000® Index which is determined, composed and calculated by FTSE Russell without regard to the Issuer or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED HEREIN WITHOUT LIMITING ANY OF THE FOREGOING. IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Dow Jones Industrial Average®

The Dow Jones Industrial Average® is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the Dow Jones Industrial Average® tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

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The Dow Jones Industrial Average® is calculated and sponsored by S&P Dow Jones Indices LLC (“S&P”) and is maintained by a committee (the “Averages Committee”) comprised of three representatives of S&P and two representatives of The Wall Street Journal (“WSJ”). Additional information regarding the Dow Jones Industrial Average® is available on the following website: spglobal.com/spdji/en/indices/equity/dow-jones-industrial-average/#overview (the “INDU website”). We are not incorporating by reference the website or any material it includes in this document.

The Dow Jones Industrial Average® is reported by Bloomberg Professional® service (“Bloomberg”) under the symbol “INDU.”

Constituents

The number of common stocks in the Dow Jones Industrial Average® has remained at 30 since 1928 and the constituent corporations represented in the Dow Jones Industrial Average® have been changed on a relatively infrequent basis.

Changes in the composition of the Dow Jones Industrial Average® are made entirely by the Averages Committee without consultation with the corporations represented in the Dow Jones Industrial Average®, any stock exchange or any official agency. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the Dow Jones Industrial Average® are reviewed on an as-needed basis. Changes to the common stocks included in the Dow Jones Industrial Average® tend to be made infrequently, and the underlying stocks of the Dow Jones Industrial Average® may be changed at any time for any reason. Constituent changes are typically announced one to five days before they are scheduled to be implemented. The companies currently represented in the Dow Jones Industrial Average® are incorporated and headquartered in the United States, and a plurality of revenues should be derived from the United States.

Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire Dow Jones Industrial Average® is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Additional information regarding changes to the Dow Jones Industrial Average® that may result from corporate actions is available in the relevant methodology on the INDU website.

The methodology also provides information on what adjustments, if any, will be made for unexpected exchange closures or trading halts, including halts affecting an individual constituent while markets generally remain open.

Calculation and Maintenance

The Dow Jones Industrial Average® is a price-weighted index, which means an underlying stock’s weight in the Dow Jones Industrial Average® is based on its price per share rather than the total market capitalization of the issuer. The level of the Dow Jones Industrial Average® is the sum of the primary exchange prices of each of the 30 component stocks included in the Dow Jones Industrial Average®, divided by a divisor that is designed to provide a meaningful continuity in the level of the Dow Jones Industrial Average®. Because the Dow Jones Industrial Average® is price-weighted, stock splits or changes in the component stocks could result in distortions in the index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the Dow Jones Industrial Average®. The current divisor of the Dow Jones Industrial Average® is published daily in the WSJ and other publications. In addition, other statistics based on the Dow Jones Industrial Average® may be found in a variety of publicly available sources.

License Agreement

We and S&P Dow Jones Indices LLC (“S&P”) have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the Dow Jones Industrial Average®, in connection with certain securities, including the notes. The Dow Jones Industrial Average® is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones Trademark Holdings LLC, Standard and Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Dow Jones Industrial Average® to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the Dow Jones Industrial Average® is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Dow Jones Industrial Average® is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Dow Jones Industrial Average®. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Dow Jones Industrial Average® will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average®. It is possible that this trading activity will affect the value of the notes.

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S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE® OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE® OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Bank of Montreal. “Dow Jones®”, “DJIA®”, “Dow Jones Industrial Average®” and “The Dow®” are trademarks of Dow Jones Trademark Holdings LLC. The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices and S&P Dow Jones Indices makes no representation regarding the advisability of investing in the notes.

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